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                                                                     EXHIBIT 4.4

                         STANDSTILL AND VOTING AGREEMENT

      THIS STANDSTILL AND VOTING AGREEMENT, dated as of October ___, 1992 (the "Agreement"), among CMAC INVESTMENT CORPORATION, a Delaware corporation ("Investment"), and the Reliance Group Holdings, Inc., a Delaware corporation ("Reliance").

                                   WINESSETH:

      WHEREAS, upon the completion of Investment's initial public offering (assuming no exercise of the underwriters' over-allotment options) Reliance will be the beneficial owner of 1,300,000 shares of the Common Stock of Investment, par value $.001 per share (such class of Common Stock) is referred to herein as the "Investment Common Stock"); and

      WHEREAS, Reliance and Investment wish to provide for a constructive and mutually beneficial relationship.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

      Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

      1.1. "Investment Voting Securities" shall mean Investment Common Stock, any other class of Investment securities entitled to vote generally for the election of directors, and any other securities, warrants or options or rights of any nature (whether or not issued by Investment) which are convertible into, exchangeable for, or exercisable for the purchase of, or which give the holder thereof any rights in respect of Investment Common Stock or any other class of Investment securities entitled to vote generally for the election of directors. "investment Voting Securities" shall not include shares of Investment's $4.125 Preferred Stock.

      1.2. "Reliance Entity" shall mean Reliance or any person directly or indirectly controlling, controlled by or under common control with Reliance.

      1.3. "Stockholder Issue" shall mean the election of Investment's directors, or any charter or by-law amendment acquisition or disposition of substantial assets (by way of merger, consolidation or otherwise), change in

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capitalization, liquidation, or other action (whether or not arising in the ordinary course of business of Investment) which, in accordance with the Delaware General Corporation Law or applicable rules of the New York Stock Exchange, is submitted to a vote of the holders of the Investment Common Stock.

      1.4. "Commencement Date" shall mean the closing date for the initial public offering of the Investment Common Stock.

      1.5. "Termination Date" shall mean the tenth anniversary of the Commencement Date.

      1.6. The concept of "beneficial ownership" and the terms "person" and "group" shall have the meanings defined in Regulation 13D/G adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      Section 2. Representations and Warranties of Investment. Investment represents and warrants that:

      (a) Investment is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with corporate power to own its properties and to conduct its business as now conducted. (b) Investment has full right, power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Investment and constitutes a valid and binding agreement of Investment enforceable in accordance with its terms.

      (c) Neither the execution and delivery of this Agreement nor the performance by Investment of its obligations hereunder will conflict with or result in a breach of or constitute a default under any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality or of Investment's corporate charter or by-laws or of any agreement or instrument to which it is a party or subject or by which its property is bound or affected.

      Section 3. Representations and Warranties of Reliance. Reliance represents and warrants to Investment as follows:

      (a) Reliance is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware.

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      (b) Reliance has full right, power and authority to enter into this
Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Reliance and constitutes a valid and binding agreement of Reliance enforceable in accordance with its terms hereof.

      (c) Neither the execution and delivery of this Agreement nor the performance by Reliance of its obligations hereunder will conflict with or conflict with or result in a breach of or constitute a default under any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality or of any agreement or instrument to which it is a party or subject or by which its property is bound or affected, or of the corporate charter, by-laws or other governing document of Reliance.

      Section 4. Covenants of Reliance with Respect to Investment Voting Securities and Other Matters. After the Commencement Date and prior to the Termination Date and subject to the further provisions hereof:

      4.1. Covenant With Respect to Acquisition of Investment Securities. Subject to the further provisions of this Section 4.1, no Reliance Entity shall, directly or indirectly, acquire, offer to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of any securities issued by Investment or take any action in furtherance thereof except for (i) shares of Investment Common Stock and Investment $4.125 Preferred Stock beneficially owned on the Commencement Date, or (ii) securities distributed by Investment by means of stock dividends or other distributions made available to holders of Investment's securities. Notwithstanding the foregoing sentence, any Reliance Entity may acquire additional shares of Common Stock of Investment if, after effect to such acquisition, offer or agreement or other action, the aggregate voting power in the election of directors of all Investment Voting Securities then beneficially owned by all Reliance Entities would not be greater than 20% (such percentage herein called the "Maximum Percentage") of such total combined voting power of all Investment Voting Securities then outstanding. For purposes of calculating compliance with the Maximum Percentage, all Investment Voting Securities which are subject of an offer, agreement, arrangement or understanding pursuant to which any Reliance Entity may obtain beneficial ownership of such securities shall be deemed to be beneficially owned by such Reliance Entity.

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      4.2. Covenant With Respect to Voting of Investment Voting Securities. Each
Reliance Entity shall take such action as may be required so that all Investment Voting Securities beneficially owned by it are voted in the identical percentages as are all Investment Voting Securities which are beneficially owned by Reliance Entity and which are voted with respect to any particular
Stockholder Issue. Each Reliance Entity which beneficially owns Investment
Voting Securities, shall be present or cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of Investment so that all Investment Voting Securities beneficially owned by such Reliance Entity may be counted for the purpose of determining the presence of a quorum at such meetings.

      4.3. Stock Pooling. No Reliance Entity shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring Investment Voting Securities, or otherwise become a member of a "group" within the meaning of Section 13 (d) (3) of the Exchange Act having such purpose (in each case other than solely with Reliance Entities).

      Section 5. Terms of Agreement; Certain Provisions Regarding Termination.

      5.1. Term of Agreement. Except as otherwise provided in Section 5.2 the respective covenants and agreements of Reliance contained in this Agreement will continue in full force and effect until the Termination Date and all of the respective representations and warranties of the parties set forth herein shall be continuing representations and warranties.

      5.2 Certain Provisions Regarding Temporary Termination. If the Reliance Entities shall, at any time, beneficially own in the aggregate shares representing less than 5% of the voting power of all Investment Voting Securities, the agreements and obligations of Reliance contained in Section 4.2 hereof shall cease until such time as any Reliance Entity shall purchase or otherwise acquire beneficial ownership of Investment Voting Securities so that the Reliance Entities shall in the aggregate beneficially own Investment Voting Securities representing 5% or more of the voting power of all Investment Voting Securities. From and after such times as the Reliance Entities own in the aggregate Investment Voting Securities representing 5% or more of the voting

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power of the Investment Voting Securities, all such restrictions upon and covenants of Reliance set forth Section in 4.2 of this Agreement shall again be applicable. All percentages in this Section shall be calculated in accordance with the provisions of Section 4.1 hereof.

      Section 6. Specific Enforcement. Reliance acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interest of Investment, and (ii) Investment would be irreparably damaged in the event any of the provisions of this Agreement were not performed by Reliance in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Investment shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement, without the necessity of proving actual damages, and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state thereof having jurisdiction, which rights shall be cumulative and in addition to any other remedy to which Investment may be entitled hereunder or at law or equity.

      7. General Provisions.

      7.1. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflicts of laws provisions.

      7.2. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, by facsimile or sent by registered mail, postage prepaid, if to:

         Investment:

                  CMAC Investment Corporation
                  8 Penn Center
                  Philadelphia, PA 19103-2197
                  Facsimile: (215) 496-0346
                  Attention: Chairman

         Reliance:

                  Reliance Group Holdings, Inc.
                  Park Avenue Plaza
                  55 East 52nd Street, 29th Floor
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                  New York, NY  10055
                  Facsimile: (212) 909-1864
                  Attention: General Counsel


or such other address or facsimile number as Investment or Reliance may, from time to time, designate in a written notice given in a like manner. Notice given by facsimile shall be deemed delivered on the day the sender receives facsimile confirmation that such notice was received at the facsimile number of the addressee. Notice given by registered mail as set out above shall be deemed delivered when the same is received by the addressee thereof.

      7.3. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

      7.4. Amendments. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

      7.5 Descriptive Readings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

      7.6 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any party hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

      7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Standstill and Voting Agreement to be duly executed as of the date first above written.

                                      CMAC INVESTMENT CORPORATION

                                      By:  _____________________________________
                                                  Title


                                      RELIANCE GROUP HOLIDNGS, INC.

                                      By:  _____________________________________
                                                  Title

                                     JOINDER

      Commonwealth Land Title Insurance Company, a "Reliance Entity" as defined in the foregoing agreement, hereby acknowledges, and agrees so long as it is a Reliance Entity to be bound as if it were a party to, the foregoing Standstill and Voting Agreement.

                                      COMMONWEALTH LAND TITLE INSURANCE COMPANY


                                      By:  _____________________________________
                                                  Title